EXHIBIT 99.1

PRIME GROUP REALTY TRUST
EXTENDS CITICORP USA, INC. LOAN

Chicago, IL. June 16, 2008 – Prime Group Realty Trust (NYSE: PGEPRB; the “Company”) announced that on June 10, 2008, its wholly-owned qualified REIT subsidiary PGRT ESH, Inc. (“Borrower”), extended the maturity date of a loan from Citicorp USA, Inc. in the original principal amount of $120 million, from June 10, 2008 until June 15, 2009. The interest rate for the extension is at Borrower’s election (a) one or three-month LIBOR plus 6% or (b) Lender’s base rate plus 4% per annum. The loan is non-recourse to Borrower and is secured by, among other things, a pledge of Borrower’s membership interest in BHAC Capital IV, L.L.C., an entity that owns 100% of Extended Stay Hotels, Inc. The loan is guaranteed by David Lichtenstein, the Chairman of our Board of Trustees, and Lightstone Holdings, LLC (“Guarantors”), both of which are affiliates of our parent companies. In addition, affiliates of Guarantors recently repaid $10.0 million of principal of the loan and have been paying the debt service on the loan, all as capital contributions to the Company and, in turn, to Borrower.

The loan extension has a $3.0 million restructuring fee payable in three installments through September 30, 2008, $1.0 million of which already been paid by affiliates of Guarantors. The loan also has a $1.1 million exit fee. Partial principal repayments of the loan are due as follows: (i) $15.0 million on June 30, 2008, (ii) $5.0 million on July 5, 2008, (iii) $20.0 million on September 30, 2008, (iv) $20.0 million on December 31, 2008 and (v) $20.0 million on March 31, 2009. $10.0 million of the amount due on September 30, 2008 may be deferred at Borrower’s election until December 31, 2008 provided that the interest rate on the loan will then increase by 2% per annum until such amount is paid. It is currently anticipated that all or a portion of these required repayments will be funded by affiliates of the Guarantors, although there can be no assurances that this will be the case.

About Prime Group Realty Trust

Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.4 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns extended-stay hotel properties. It leases and manages approximately 3.4 million square feet comprising all of the wholly-owned properties. In addition, the Company is also the managing and leasing agent for the approximately 959,000 square foot property located at 77 West Wacker Drive in Chicago, Illinois, and the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.

About the Lightstone Group

The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 687 hotels, 18,000 residential units and approximately 29 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Headquartered in New York, The Lightstone Group employs approximately 14,000 staff and professionals and maintains regional offices in Maryland, South Carolina, Illinois and New Jersey. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300